EXHIBIT 10.4 (x)

ANNUAL CASH INCENTIVE AWARDS
GRANTED UNDER
AMENDED AND RESTATED
RYDER SYSTEM, INC. 2012 EQUITY AND INCENTIVE COMPENSATION PLAN

2016 TERMS AND CONDITIONS
(162(m) COVERED EMPLOYEE EXECUTIVE AWARDS)

The following terms and conditions apply to the 2016 annual incentive cash awards (the “Awards”) granted to certain individuals by Ryder System, Inc. (the “Company”) under the Ryder System, Inc. Amended and Restated 2012 Equity and Incentive Compensation Plan (the “Plan”), a description of which is set forth in the relevant Guide to the Annual Incentive Compensation Program (the “Guide”) which references these terms and conditions. No individual shall receive an Award unless the Company has notified the individual of the Award and delivered these Terms and Conditions and the Guide to the individual. Certain terms of the Award, including the performance goals and target payout amounts, are also set forth in the Guide and the payout grids titled “Incentive Payout Components by Position” (“Payout Grid”) applicable to the Participant. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall administer the Awards in accordance with the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or the Guide.

1.
General. The Award represents the right to receive a cash payment based on the attainment of certain financial performance goals, on the terms and conditions set forth herein, in Schedule A attached hereto, in the Guide and in the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein (collectively, the “Award Documents”). It is intended that any Awards granted to “Covered Employees” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, including any successor provisions and regulations (the “Code”), shall qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

(a)
The Award Documents supersede any and all prior oral representations, promises or guarantees relating to short-term incentives or annual bonuses. All provisions of the Award Documents shall apply unless otherwise prohibited by law. In the event there is an express conflict between the provisions of the Plan and those set forth in the Guide or in these terms and conditions, the terms and conditions of the Plan shall govern. Unless otherwise approved by the Committee, individuals who have written agreements which specifically provide for annual incentive compensation other than that which is provided under the Award or who are participants in any other short-term incentive compensation plan of the Company or its subsidiaries and affiliates are not eligible to receive an Award hereunder. The Company may, in its sole discretion, provide discretionary or other bonuses to Company employees, whether or not they receive an Award.

(b)
The terms and conditions contained herein may be amended by the Committee as permitted by the Plan; none of the terms and conditions of the Award may be amended or waived without the prior approval of the Committee. Any amendment or waiver not approved by the Committee will be void and have no force or effect. Any employee or officer of the Company who authorizes any such amendment or waiver without the prior approval of the Committee will be subject to disciplinary action up to and including forfeiture of an Award and/or termination of employment (unless otherwise prohibited by law). All decisions and determinations made by the Committee relating to the Awards shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan.

2.	Financial Performance Goals; Performance Period. The Awards are intended to reward Participants for the attainment by the Company of certain performance goals during the period beginning on January

1, 2016 and ending on December 31, 2016 (the “Performance Period”). The amount payable pursuant to this Award shall be calculated in accordance with the attached Schedule A, subject to the additional terms and conditions of this Award and the Plan.

3.
Payment. Subject to Sections 4 and 5 below and the provisions of the Guide and the Plan, amounts payable with respect to the Award will be payable in cash to the Participant following the determination of the Company’s performance, the calculation of the Award pursuant to Schedule A, and approval by the Committee (or the Board, as the case may be) of the payout. Payment shall be made during the 2017 calendar year, but in no event later than March 15, 2017 (the applicable date, the “Payment Date”), provided that, subject to Section 5 below, the Participant is, on the Payment Date, and has been from the first day of the Performance Period through the Payment Date, continuously employed in good standing by the Company or a Subsidiary. No Participant shall have a vested or accrued right to any payment under the Award. For purposes of these terms and conditions, the Participant shall not be deemed to have terminated his or her employment with the Company and its Subsidiaries if he or she is then immediately thereafter employed by the Company or another Subsidiary. Participation in the Plan and receipt of any payments thereunder is expressly conditioned upon the Participant remaining fully compliant with all Company values, principles, agreements, plans, procedures, protocols and policies and all rules contained in the Award Documents. Notwithstanding anything to the contrary set forth herein, to the fullest extent permitted under applicable law, (i) the Company retains the right, in its sole and absolute discretion, to withhold payment and participation from any Participant who violates or has violated any Company value, principle, agreement, plan, procedure, protocol, policy or the rules contained in the Award Documents even if there are no documented performance issues in the Participant’s personnel file and (ii) if the Company has any claim against the Participant for money or assets owed that have not been satisfied by the Participant, the amount otherwise payable pursuant to the Award shall be reduced by any such unpaid claims unless otherwise prohibited by law, including without limitation Section 409A of the Code. The calculation of amounts payable pursuant to the Award with respect to Participants outside of the U.S. will be set forth in the Guide.

4.
New Hire, Promotion or Transfer. Participants who are newly hired, promoted, or transferred into or out of eligible positions, and those who move from one eligibility level to another, will receive a pro-rata incentive based on the terms in effect for his or her Management Level position, the portion of time spent in each position during the Performance Period, the annual rate of pay and the target incentive award for the eligible position(s).

5.
Termination of Employment; Temporary Leave. Except as specifically set forth below, the Award will terminate and no amounts will be paid under the Award following the termination of the Participant’s employment.

(a)
Resignation by the Participant or Termination by the Company or a Subsidiary: Notwithstanding anything herein to the contrary, (i) with respect to Participants who are entitled to severance benefits under the terms and conditions of any individual agreement or under the Company’s Executive Severance Plan, any amounts due will be calculated in accordance with such agreement or plan and (ii) with respect to Participants who are not otherwise entitled to severance benefits under the terms of any individual agreement or the Company’s Executive Severance Plan, if any, the Award will terminate and no amounts will be paid under the Award, provided that if a Participant’s employment is terminated by the Company after October 1, 2016 but before the Payment Date as a result of a reduction in force by the Company, or a location closing or loss of business, as determined by the Committee, in its sole and absolute discretion, the Participant shall be eligible to receive a payment hereunder on the Payment Date, if the Participant would have received a payment under the Award but for his or her termination. Payment made to a terminated employee pursuant to the preceding sentence shall only be made if the Participant has executed and delivered to the Company a release in favor of the Company in form and substance satisfactory to the Company, which has not been revoked, and shall not be made prior to the effective date of such release.

i.
Notwithstanding the foregoing, if the Participant is terminated by the Company or a Subsidiary prior to the Payment Date and is subsequently re-employed by the Company or a Subsidiary prior to the Payment Date, such Participant shall be eligible to receive a pro-rata payment on the Payment Date based on the number of days during the Performance Period that the Participant was considered to be an active employee, as determined by the Company.

ii.
In the event that the Participant voluntarily terminates his or her employment with the Company prior to the Payment Date, (x) if the Participant is re-employed by the Company or a Subsidiary within 90 days of the effective date of such termination, but in any event prior to the Payment Date, the Participant shall be eligible to receive a pro-rata payment on the Payment Date based on the number of days during the Performance Period that the Participant was considered to be an active employee, as determined by the Company; or (y) unless otherwise provided for herein, if the Participant is re-employed by the Company or a Subsidiary more than 90 days after the effective date of such resignation, but in any event before the end of the Performance Period, the Participant shall be eligible to receive a pro-rata payment on the Payment Date based on the number of days during the Performance Period that the Participant was considered to be an active employee, as determined by the Company, after the Participant was re-employed.

(b)
Death or Disability (including Disability Retirement): If the Participant’s death or Disability occurs after the end of the Performance Period, the Participant (or his or her Beneficiary, in the event of death) shall receive all amounts otherwise payable to him or her under the Award on the Payment Date. If the death or Disability occurs during the Performance Period and the Participant would have received a payment under the Award but for his or her death or Disability, the Participant (or his or her Beneficiary, in the event of death) will be eligible to receive a pro-rata payment on the Payment Date based on the amount otherwise payable to the Participant and the number of days during the Performance Period that the Participant was considered to be an active employee, as determined by the Company.

(c)
Workers’ Compensation or Approved Leave of Absence: Except as otherwise set forth herein, a Participant who takes an approved workers’ compensation leave or an approved leave of absence during any portion of the Performance Period and is actively employed for at least 180 days during 2016, as determined by the Company, will be eligible to receive a payment on the Payment Date (to the extent the Participant would have received a payment under the Award but for his or her leave of absence), which will be pro-rated based on the number of days during the Performance Period that the Participant is considered to be an active employee, as determined by the Company.

(d)
Military Leave of Absence: A Participant who takes an approved military leave of absence will be eligible to receive a payment on the Payment Date (to the extent the Participant would have received a payment under the Award but for his or her military leave of absence) based on the Participant’s full Eligible Base Salary (as defined on Schedule A) regardless of the number of days worked during the Performance Period.

(e)
Retirement: If the Participant’s Retirement occurs after December 31, 2016 (the last day worked) and before the Payment Date, the Participant shall receive all amounts due to him or her under the Award on the Payment Date. If the Participant’s Retirement occurs on or prior to December 31, 2016 (the last day worked is December 30 or earlier), the Award will terminate and no amounts will be paid under the Award, unless Section 5(a) or 5(b) applies. As used herein, the term “Retirement” means termination of employment for any reason (other than for Cause or by reason of death or Disability) upon or following attainment of age 55 and completion of 10 years of service, or upon or following attainment of age 65 without regard to years of service.

(f)
Proscribed Activity: If, during the Proscribed Period but prior to a Change of Control, the Participant engages in a Proscribed Activity, then the Company shall have the right to reclaim and receive from the Participant all cash paid to the Participant pursuant to Section 3 during the one year period immediately prior to, or at any time following, the date of the Participant’s termination of employment.

6.
U.S. Federal, State and Local Income Taxes. The Participant is solely responsible for the satisfaction of all taxes that may arise in connection with the Award. At the time of taxation, the Company shall have the right to deduct from other compensation or from amounts payable with respect to the Award an amount equal to the federal (including FICA), state, and local income and payroll taxes and other amounts as may be required by law to be withheld with respect to the Award. Notwithstanding the foregoing, the Company may satisfy any tax obligations it may have in any other jurisdiction outside of the U.S. in any manner it deems, in its sole and absolute discretion, to be necessary or appropriate.

7.
Section 409A. All payments made under the Award are intended to constitute short-term deferral amounts excludible from the requirements of Section 409A of the Code and shall be administered in accordance with Section 9.17 of the Plan. In the event that the Participant is required to execute a release of claims to receive payment pursuant to the Award and the 60 day period following the Participant’s termination of employment spans two calendar years, notwithstanding any provision herein, payment shall not be made until the later calendar year.

8.
Change of Control. Notwithstanding anything herein to the contrary, in the event of a Change of Control of the Company during the Performance Period, (i) with respect to Participants who are entitled to Change of Control benefits under the terms of any individual agreement or any severance plan or arrangement, the amount payable pursuant to this Award will be calculated in accordance with such agreement or plan and (ii) with respect to Participants who are not otherwise entitled to Change of Control benefits under the terms of any individual agreement or any severance plan or arrangement, and whose employment is terminated in connection with or as a result of the Change of Control, upon approval by the Committee, the Participant will be entitled to receive a pro-rata payment based on the number of days during the Performance Period that the Participant is considered to be an active employee, as determined by the Company, assuming target performance. This payment shall be made on or before March 15, 2017.

9.
Sale of Business. If a business unit is sold during the Performance Period, the Participants that are employees of such business unit will receive a pro-rata payment based on performance on the Payment Date. Such payment will be made over time or in one lump sum, as determined by the Committee, provided that in any event all payments will be made on or before March 15, 2017.

10.
Statute of Limitations and Conflicts of Laws. All rights of action by, or on behalf of the Company or by any shareholder against any past, present, or future member of the Board of Directors, officer, or employee of the Company arising out of or in connection with the Award or the Award Documents, must be brought within three years from the date of the act or omission in respect of which such right of action arises. The Awards and the Award Documents shall be governed by the laws of the State of Florida, without giving effect to principles of conflict of laws, and construed accordingly.

11.
No Employment Right. Neither the grant of the Award, nor any action taken hereunder, shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to grant Awards hereunder. Nothing contained in the Award Documents shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

12.
No Assignment. A Participant’s rights and interest under the Award may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company's obligation under the Award to make any payment thereunder.

13.
Unfunded Plan. Any amounts owed under the Award shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of any amounts payable under the Award.

14.
Recoupment Policy. This Award is considered “incentive compensation” under the Company’s Recoupment Policy, in effect from time to time. The Award and any amounts payable hereunder shall be subject to all applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.

15.	Definitions. Capitalized terms used above that are not defined below have the meanings set forth in the Plan. For purposes of these Terms and Conditions:

(a)	“Proscribed Activity” means any of the following:

(i)
the Participant’s breach of any written agreement between the Participant and the Company or any of its Subsidiaries, including any agreement relating to nondisclosure, noncompetition, nonsolicitation and/or nondisparagement, to the extent such agreements are enforceable under applicable law;

(ii)
the Participant’s direct or indirect unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public;

(iii)
the Participant’s direct or indirect engaging or becoming a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its Subsidiaries which is engaged or proposes to engage in a business competitive directly or indirectly with the business conducted by the Company or its Subsidiaries in any geographic area where such business of the Company or its Subsidiaries is conducted, provided that the Participant’s investment in 1% or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange shall not be treated as a Proscribed Activity;

(iv)
the Participant’s direct or indirect, either on the Participant’s own account or for any person, firm or company, soliciting, interfering with or inducing, or attempting to induce, any employee of the Company or any of its Subsidiaries to leave his or her employment or to breach his or her employment agreement;

(v)
the Participant’s direct or indirect taking away, interfering with relations with, diverting or attempting to divert from the Company or any Subsidiary any business with any customer of the Company or any Subsidiary, including (A) any customer that has been solicited or serviced by the Company within one year prior to the date of termination of Participant’s employment with the Company and (B) any customer with which the Participant has had contact or association, or which was under the supervision of Participant, or the identity of which was learned by the Participant as a result of Participant’s employment with the Company;

(vi)
following the Participant’s termination of employment, the Participant’s making of any remarks disparaging the conduct or character of the Company or any of its Subsidiaries, or their current or former agents, employees, officers, directors, successors or assigns; or

(vii)
the Participant’s failure to cooperate with the Company or any Subsidiary, for no additional compensation (other than reimbursement of expenses), in any litigation or administrative proceedings involving any matters with which the Participant was involved during the Participant’s employment with the Company or any Subsidiary.

Notwithstanding the foregoing, nothing in these terms and conditions restricts or prohibits the Participant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with, a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Participant does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. The Participant is not required to notify the Company that the Participant has engaged in such communications with the Regulators.

If the Participant primarily provides services in California, subsection (iii) above shall not apply to the Participant and subsection (v) above shall apply to the Participant only to the extent that the Participant uses or discloses confidential information of the Company or any of its Subsidiaries in performing such Proscribed Activity and to the extent permitted by applicable law.

(b)
“Proscribed Period” means the period beginning on the date of termination of Participant’s employment and ending on the later of (A) the one year anniversary of such termination date or (B) if the Participant is entitled to severance benefits in the form of salary continuation, the date on which salary continuation is no longer payable to the Participant.

Schedule A to [EXECUTIVE NAME]’s
2016 Annual Cash Incentive Award
GRANTED UNDER
AMENDED AND RESTATED
RYDER SYSTEM, INC. 2012 EQUITY AND INCENTIVE COMPENSATION PLAN

The following sets forth the method for calculating the payment amount applicable to the Award to which this Schedule A is attached. This Schedule A shall be subject to the Award Documents. Unless otherwise specified in this Schedule A, all defined terms have the meanings set forth in the Award.

(a)
The amount payable pursuant to the Award shall not exceed [X%] of the Company’s Pretax Operating Earnings (the “Maximum Payment”), up to Pretax Operating Earnings of $300 million, for the Performance Period. As soon as practicable after the end of the Performance Period, the Committee will determine the Company’s Pretax Operating Earnings, to the extent applicable, in accordance with generally accepted accounting principles (“GAAP”), provided that, the Committee shall exclude, without duplication, the following items from actual results in determining Pretax Operating Earnings: (i) changes in accounting methods; (ii) non-vehicle asset impairments; (iii) non-recurring acquisition expenses and restructuring charges; (iv) multiemployer pension plan withdrawal liability; and (v) unusual or infrequently occurring income or expense, in each case, other than those included in the Company’s 2016 business plan.

(b)
Once the Maximum Payment is calculated pursuant to paragraph (a), the Committee shall apply: (i) the performance metrics (the “EPS/OR Metrics”); (ii) the performance targets (the “EPS/OR Targets”); (iii) the weight given to each performance metric; (iv) the threshold, target and maximum payout amounts (expressed as a percentage of the Participant’s Eligible Base Salary) payable if the EPS/OR Targets are achieved; and (v) any other requirements or limitations of the Award approved by the Committee, in each case as applicable to the Participant and specified in the Guide and the Payout Grid, to calculate the amount payable pursuant to this Award. The Committee may, in its sole discretion, increase or decrease the amount calculated pursuant to this paragraph (b), provided that such adjusted amount shall not exceed the Maximum Payment.

(c)
Once established, neither the EPS/OR Metrics, the EPS/OR Targets, nor the provisions of paragraph (a) above shall be changed during the Performance Period; provided that, with respect to the EPS/OR Metrics and the EPS/OR Targets, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the EPS/OR Metrics or EPS/OR Targets, then the appropriate adjustments may be made (either up or down) during the Performance Period.

(d)
For purposes of the Award, Eligible Base Salary means the annual rate of pay for the Performance Period, excluding all other compensation paid to the Participant during the year, including but not limited to bonuses, incentives, commissions, car allowance, employee benefits, relocation expenses, and any imputed income for which the Participant may be eligible (all as more fully described in the Guide).

(e)
For purposes of this Schedule A, “Pretax Operating Earnings” means Comparable Earnings from Continuing Operations Before Income Tax, as reported in the Company’s earnings press release for the fiscal year ending December 31, 2016.